UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 18, 2006

SMALL WORLD KIDS, INC.
(Exact Name Of Registrant Specified In Charter)

NEVADA	333-68532	86-0678911
(State Of Incorporation)	(COMMISSION FILE NUMBER)	(IRS Employer Identification No.)

5711 Buckingham Parkway, Culver City, CA 90230
(Address Of Principal Executive Offices) (Zip Code)

(310) 645-9680
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

Item 5.02(b): Resignation of Director

On July 18, 2006, Mr. John Matise resigned from the Company's Board of Directors effective immediately to vacate the seat that will be filled by Mr. Eric Manlunus. With the election of Mr. Eric Manlunas and the resignation of Mr. John Matise, the Company's Board remains at eight members. Mr. Matise was a member of the Audit Committee. Mr. Matise joined the Board as an Independent Director in September 2004. Mr. Matise will continue to serve as Chief Operating Officer. He has served as the COO since March 27, 2006 and prior to becoming COO, he has served as a consultant for the Company since January 2006.

Item 5.02(d): Election of Director

On July 18, 2006, Mr. Eric Manlunas, a Managing Director with Frontera Group, LLC, was elected by the Company’s Board of Directors as a Director. Frontera Group recently purchased 272,727 shares of Class A-1 Convertible Preferred on June 9, 2006.

Mr. Manlunas is the founder and Managing Director of Frontera Group, LLC, a boutique venture capital firm focused on investing in early to mid-stage emerging companies.  In addition, he is concurrently a Principal of WellCap Partners, LP, a Los Angeles-based value oriented hedge fund.  Prior to Frontera and WellCap, Mr. Manlunas was the founding Chairman and CEO of Sitestar Corporation; a publicly traded technology investment company focused on the consolidation of independent and privately owned Internet service providers in the rural markets of the mid-Atlantic region of the US.  During his tenure, Sitestar completed seven acquisitions and became one of the largest independent ISPs in the region.  Prior to Sitestar, Mr. Manlunas was an associate of Arthur Andersen LLP’s retail management consulting division from 1991-1995.  Eric earned an M.B.A from Pepperdine University and a B.S. in Communications from Florida International University.  He is and was previously a member of the Board of Directors of Mobile Content Networks, Brentwood Media Group, Sitestar Corporation, Sierra Madre Foods, Menu Direct Corporation and Xcel Healthcare.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMALL WORLD KIDS, INC.

Date: July 21, 2006	By:	/s/ Debra Fine
Name: Debra Fine
Title: President and Chief Executive Officer